Exhibit 99.1

October 20, 2026

Media contact:	Investor/analyst contact:
Media Relations	Ryan St. John
newsroom@alaskaair.com	VP Finance, Planning and Investor Relations
ALKInvestorRelations@alaskaair.com

Alaska Air Group reports third quarter 2026 results
Reported loss per share of ($1.32), and adjusted earnings per share, excluding certain tax impacts, of $0.36
Announced intent to join the Atlantic and Pacific Joint International Businesses with oneworld and global partners
New service to Osaka and Papeete expands Seattle's nonstop international network to 9 of 15 planned routes by 2030

SEATTLE — Alaska Air Group (NYSE: ALK) today reported financial results for the third quarter ending September 30, 2026.

"At Investor Day, we laid out a clear strategy for building a stronger, more diversified business, and we're executing it: growing premium, international, cargo and Atmos Rewards, and investing in the guest experience,” said Alaska Air Group CEO Ben Minicucci. “Those are the things that earn guest loyalty, diversify our revenue and ultimately drive stronger earnings. While we’re not satisfied with this quarter’s result or the $1.8 billion fuel headwind this year, we are confident in our ability to execute on the things we can control, including increasing the spread between unit revenue and unit costs excluding fuel."

Quarter in Review:
Air Group reported third quarter Generally Accepted Accounting Principles (GAAP) pretax margin of 0.4% and GAAP net loss of ($147) million, or ($1.32) per share. Air Group's third quarter adjusted pretax margin was 1.1% and adjusted net loss was ($35) million, or ($0.31) per share. Excluding certain tax impacts, Air Group's third quarter adjusted net income was $49 million, or $0.36 per share.

Q3 2026 Results	Prior Expectation	Actual Results
Capacity (ASMs) % change versus 2025	Up 2% to 3%	Up 2.4%
RASM % change versus 2025	Up low double digits	Up 11.7%
CASMex % change versus 2025	Up low to mid single digits	Up 4.4%
Economic fuel cost per gallon	$3.75	$3.94
Adjusted earnings per share, excluding certain tax impacts(a)	$0.00 to $1.00	$0.36
(a) These results reflect a Q3 adjusted effective tax rate of 18.4%, or adjusted tax expense of $9 million, versus our original guidance assumption of approximately 35% due to the AETR revision discussed below.

Third quarter results were driven by strong underlying commercial momentum despite a significant fuel headwind. Revenue increased 14% year-over-year to $4.3 billion on 2.4% capacity growth, resulting in unit revenue growth of nearly 12%, despite Hawaiʻi headwinds, pressure from strategic growth markets investments, and rapid international expansion. Yield improved through the quarter, with September yield increasing approximately 17% year-over-year.

Air Group's diversified revenue, which represents operating revenue outside the main cabin, has grown to 54% of total revenue, reflecting progress against our strategic initiatives as we shift towards a more structurally resilient business. Premium revenue grew approximately 25% and represented more than 36% of total revenue, loyalty program cash remuneration grew 21% to $721 million, and managed corporate revenue increased 30%. Air Group continued to expand its international network, with the additions of Paris, Athens, Osaka, and Papeete, bringing our Seattle international network to nine routes.

During the third quarter, the Company reduced its estimated annual effective tax rate (AETR) following a change in its full-year outlook from pretax income to a pretax loss, driven primarily by elevated fuel prices. As a result, the Company recorded a cumulative catch-up adjustment related to tax benefits recognized on first-half losses, which reduced third quarter adjusted earnings per share by ($0.67). Excluding this adjustment, third quarter adjusted earnings per share were $0.36.
Fourth Quarter Forecast Information:
Looking ahead, demand remains healthy, with commercial momentum continuing into the fourth quarter. Air Group expects capacity to grow approximately 1% to 1.5% year-over-year, with the increase concentrated in international flying. Unit revenue is expected to increase in the low double digits year-over-year and improve sequentially on a gross basis, supported by continued yield strength. Non-fuel unit costs are expected to increase in the mid-single digits, reflecting lower capacity growth.

Elevated fuel costs are expected to remain a significant headwind to near-term profitability, with our guidance assuming a fourth quarter economic fuel cost of $4.65 to $4.85 per gallon, or $650 million higher than our initial plan. For the full year, we now expect an adjusted loss per share between ($5.50) and ($5.00), inclusive of $1.8 billion in fuel expense above our plan.

Q4 2026 Expectation
Capacity (ASMs) % change versus 2025	Up 1% to 1.5%
RASM % change versus 2025	Up low double-digits
CASMex % change versus 2025	Up mid single-digits
Economic fuel cost per gallon	$4.65 to $4.85
Adjusted loss per share(a)	($2.50) to ($2.00)
(a) Q4 loss per share guidance assumes non-operating expense of approximately $70 million, a tax rate of approximately 20%, and shares outstanding of approximately 112.5 million.

Commercial Updates:
•Announced intent to join the Atlantic and Pacific Joint International Businesses with oneworld and global partners, broadening international connectivity for guests and increasing access to premium worldwide travel opportunities.
•Unveiled Aurora and Leihōkū by Alaska and Hawaiian, new premium guest experiences designed to elevate travel, featuring spacious lie flat suites, access to exclusive check-in and concierge services, and elevated dining options. Aurora will be featured on Alaska's Boeing 787 fleet and select transcontinental routes operated by new 737-10 MAX aircraft, while Leihōkū will be featured on Hawaiian's A330 fleet.
•Introduced Premium Reserve, a new premium economy product set to debut in 2028 on Alaska's 787-9, 787-10 and select 737-10 MAX aircraft and on Hawaiian's A330 fleet, offering guests enhanced comfort, space, and choice on longer flights.

Loyalty Updates:
•Loyalty program cash remuneration grew 21% to $721 million in the third quarter.
•Beginning in October, Atmos Rewards members can choose how they earn points and status points - by distance traveled, price paid, or segments flown - on flights departing on or after January 1, 2027.
•Announced enhancements to Atmos Rewards, including expanded card offerings with the launch of an Atmos debit card in early 2027, four new Atmos communities, and additional program partnerships.

•Launched new and improved benefits for Huakaʻi by Hawaiian members, including two free checked bags for Neighbor Island travel and additional ways to earn Atmos Rewards points.

Network Updates:
•Announced new nonstop service from Seattle to Athens, Paris, Osaka, and Papeete beginning in spring 2027, further strengthening our position as Seattle’s largest international carrier.
•Announced domestic route expansions, including new routes from Portland to Steamboat Springs, San Diego to Loreto, Mexico and Paine Field to San Jose, alongside increased service from Paine Field to Portland, San Diego and Los Angeles.

Liquidity Updates:
•Generated $755 million of operating cash flow during the first nine months of 2026.
•Held $3.3 billion in available liquidity, including unrestricted cash, marketable securities, and undrawn credit facilities.
•Had approximately $20 billion of unencumbered assets at September 30, 2026, including 134 aircraft and the unencumbered portion of our loyalty program assets.

Other Highlights:
•Amaresh Siva named Alaska's Chief Information Technology Officer, joining the company from CVS Health. Siva will serve on the company's Executive Committee.
•Alaska Airlines and Hawaiian Airlines were recognized with the 2026 APEX Five Star Major Airline Award.
•Alaska Airlines recognized by the Skytrax World Airline Awards as the #1 Cleanest Airline in North America and the #2 Best Regional Airline in North America.
•SVP of Merchandising and Innovation Charu Jain was recognized as one of Time's 2026 Tech and Data Executives of the Year.

A conference call regarding the third quarter results will be streamed online at 11:30 a.m. EDT/ 8:30 a.m. PDT on October 21, 2026. It can be accessed at www.alaskaair.com/investors. For those unable to listen to the live broadcast, a replay will be available after the conclusion of the call.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This news release may contain forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by our forward-looking statements, assumptions or beliefs. For a discussion of risks and uncertainties that may cause our forward-looking statements to differ materially, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Some of these risks include competition, labor costs, relations and availability, general economic conditions, increases in operating costs including fuel, uncertainties regarding the ability to successfully integrate operations following the acquisition of Hawaiian Holdings, Inc. and the ability to realize anticipated cost savings, synergies, or growth from the acquisition, inability to meet cost reduction and other strategic goals, seasonal fluctuations in demand and financial results, supply chain risks, events that negatively impact aviation safety and security, cybersecurity risks, and changes in laws and regulations that impact our business. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our most recent Form 10-K and in our subsequent SEC filings. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements made today to conform them to actual results. Over time, our actual results, performance or achievements may differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, assumptions or beliefs and such differences might be significant and materially adverse.

Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia, the Pacific and Europe. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska and Hawaiian are members of the oneworld alliance. Members of our Atmos Rewards loyalty program can earn and redeem points with oneworld airlines and our additional global partners that serve over 1,100 worldwide destinations. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
Alaska Air Group, Inc.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share amounts)	2026	2025	Change	2026	2025	Change
Operating Revenue
Passenger revenue	$3,885	$3,424	13%	$10,449	$9,587	9%
Loyalty program other revenue	263	200	32%	748	617	21%
Cargo and other revenue	160	142	13%	476	403	18%
Total Operating Revenue	4,308	3,766	14%	11,673	10,607	10%

Operating Expenses
Wages and benefits	1,287	1,226	5%	3,768	3,518	7%
Variable incentive pay	68	71	(4%)	163	194	(16%)
Aircraft fuel	1,214	761	60%	3,315	2,142	55%
Aircraft maintenance	257	238	8%	729	698	4%
Aircraft rent	66	64	3%	191	190	1%
Landing fees and other rentals	333	305	9%	929	825	13%
Contracted services	163	151	8%	472	442	7%
Selling expenses	118	107	10%	332	312	6%
Depreciation and amortization	216	203	6%	627	596	5%
Food and beverage service	110	100	10%	312	282	11%
Third-party regional carrier expense	71	72	(1%)	195	205	(5%)
Other	298	256	16%	903	764	18%
Special items - operating	25	64	(61%)	102	211	(52%)
Total Operating Expenses	4,226	3,618	17%	12,038	10,379	16%
Operating Income (Loss)	82	148	(45%)	(365)	228	NM

Non-operating Income (Expense)
Interest income	22	23	(4%)	62	71	(13%)
Interest expense	(97)	(70)	39%	(259)	(202)	28%
Interest capitalized	14	8	75%	37	29	28%
Other - net	(3)	2	NM	12	(10)	NM
Total Non-operating Expense	(64)	(37)	73%	(148)	(112)	32%
Income (Loss) Before Income Tax	18	111		(513)	116
Income tax expense (benefit)	165	38		(97)	37
Net Income (Loss)	$(147)	$73		$(416)	$79

Basic Earnings (Loss) Per Share	$(1.32)	$0.63		$(3.70)	$0.66
Diluted Earnings (Loss) Per Share	$(1.32)	$0.62		$(3.70)	$0.65
Weighted Average Shares Outstanding used for computation:
Basic	111.611	115.287		112.334	119.061
Diluted	111.611	117.500		112.334	121.193

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
Alaska Air Group, Inc.

(in millions, except share amounts)	September 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$835	$627
Restricted cash	34	28
Marketable securities	1,396	1,496
Receivables - net	656	565
Inventories and supplies - net	249	203
Prepaid expenses	234	278
Other current assets	37	69
Total Current Assets	3,441	3,266
Property and equipment - net of accumulated depreciation and amortization of $5,377 and $4,945	12,280	11,857
Operating lease assets	1,325	1,268
Goodwill	2,723	2,723
Intangible assets - net of accumulated amortization of $116 and $74	773	815
Other noncurrent assets	487	432
Total Noncurrent Assets	17,588	17,095
Total Assets	$21,029	$20,361
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$443	$324
Accrued wages, vacation and payroll taxes	853	881
Air traffic liability	2,129	1,689
Other accrued liabilities	1,154	1,055
Deferred revenue	1,854	1,722
Current portion of long-term debt and finance leases	890	721
Current portion of operating lease liabilities	222	197
Total Current Liabilities	7,545	6,589
Long-term debt and finance leases, net of current portion	5,269	4,834
Operating lease liabilities, net of current portion	1,138	1,141
Deferred income taxes	909	1,004
Deferred revenue	1,690	1,711
Obligation for pension and post-retirement medical benefits	324	369
Other liabilities	624	595
Total Noncurrent Liabilities	9,954	9,654
Shareholders' Equity
Preferred stock, $0.01 par value, Authorized: 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.01 par value, Authorized: 400,000,000 shares, Issued: 2026 - 147,152,378 shares; 2025 - 145,115,659 shares, Outstanding: 2026 - 111,631,476 shares; 2025 - 115,530,889 shares	1	1
Capital in excess of par value	1,053	961
Treasury stock (common), at cost: 2026 - 35,520,902 shares; 2025 - 29,584,770 shares	(1,951)	(1,701)
Accumulated other comprehensive loss	(187)	(173)
Retained earnings	4,614	5,030
Total Shareholders' Equity	3,530	4,118
Total Liabilities and Shareholders' Equity	$21,029	$20,361

SUMMARY CASH FLOW (unaudited)
Alaska Air Group, Inc.
(in millions)	Nine Months Ended September 30, 2026	Six Months Ended June 30, 2026(a)	Three Months Ended September 30, 2026(b)
Cash Flows from Operating Activities:
Net Loss	$(416)	$(269)	$(147)
Adjustments to reconcile net loss to net cash provided by operating activities	691	453	238
Changes in working capital	480	422	58
Net cash provided by operating activities	755	606	149

Cash Flows from Investing Activities:
Property and equipment additions	(965)	(523)	(442)
Other investing activities	73	(112)	185
Net cash used in investing activities	(892)	(635)	(257)

Cash Flows from Financing Activities:	367	472	(105)

Net increase (decrease) in cash and cash equivalents	230	443	(213)
Cash, cash equivalents, and restricted cash at beginning of period	684	684	1,127
Cash, cash equivalents, and restricted cash at end of the period	$914	$1,127	$914

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$835	$1,064
Restricted cash	34	33
Restricted cash included in Other noncurrent assets	45	30
Total cash, cash equivalents, and restricted cash at end of the period	$914	$1,127
(a) As reported in Form 10-Q for the second quarter of 2026.
(b) Cash flows for the three months ended September 30, 2026 can be calculated by subtracting cash flows from the six months ended June 30, 2026 from the nine months ended September 30, 2026.

OPERATING STATISTICS (unaudited)
A manual recalculation of certain figures using rounded amounts may not agree directly to the actual figures presented in the table below.
	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change
Consolidated Operating Statistics:(a)
Revenue passengers (000)	15,706	15,879	(1.1)%	44,095	44,272	(0.4)%
RPMs (000,000) "traffic"	20,733	20,739	—%	58,045	58,174	(0.2)%
ASMs (000,000) "capacity"	25,031	24,447	2.4%	70,907	69,724	1.7%
Load factor	82.8%	84.8%	(2.0) pts	81.9%	83.4%	(1.5) pts
Yield	18.73¢	16.51¢	13.4%	18.00¢	16.48¢	9.2%
PRASM	15.52¢	14.00¢	10.9%	14.74¢	13.75¢	7.2%
RASM	17.21¢	15.41¢	11.7%	16.46¢	15.21¢	8.2%
CASMex(b)	11.46¢	10.98¢	4.4%	11.71¢	11.08¢	5.7%
Fuel cost per gallon(c)	$3.94	$2.51	57.0%	$3.81	$2.50	52.4%
Fuel gallons (000,000)(c)	308	303	1.7%	870	859	1.3%
ASMs per gallon	81.3	80.6	0.9%	81.5	81.1	0.5%
Departures (000)	146.0	144.0	1.4%	410.6	407.4	0.8%
Average full-time equivalent employees (FTEs)	32,171	32,590	(1.3)%	31,787	31,221	1.8%
Operating fleet(d)	424	406	18 a/c	424	406	18 a/c
(a)Except for FTEs, data includes activity under a capacity purchase agreement with a third-party regional carrier.
(b)See a reconciliation of this non-GAAP measure and Note A for a discussion of the importance of this measure to investors in the accompanying pages.
(c)Excludes operations under the Air Transportation Services Agreement (ATSA) with Amazon.
(d)Includes owned and leased aircraft as well as aircraft operated under a capacity purchase agreement with a third-party regional carrier.

GAAP TO NON-GAAP RECONCILIATIONS (unaudited)
Alaska Air Group, Inc.

We are providing reconciliations of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. Amounts in the tables below are rounded to the nearest million. As a result, a manual recalculation of certain figures using these rounded amounts may not agree directly to the amounts presented. These reconciliations include adjustments intended to improve comparability and provide a clearer view of the Company’s core operating performance.

Losses (gains) on foreign debt and other primarily reflect unrealized and realized gains or losses resulting from changes in foreign currency exchange rates on certain debt. In 2025, these expenses also included mark-to-market fuel hedge adjustments.

Special items - operating primarily relate to costs associated with the integration of Hawaiian Airlines, including employee-related costs, technology costs, and other merger-related expenses. It also includes certain litigation costs. In 2025, these expenses also included costs related to changes in Alaska flight attendants' sick leave benefits pursuant to a collective bargaining agreement ratified in the first quarter of 2025.

During the third quarter of 2026, the Company revised its full-year outlook from a pretax income to a pretax loss primarily due to elevated fuel prices. This reduced the Company's estimated AETR. Because the Company incurred pretax losses in the first half of 2026, the lower tax rate reduced the expected tax benefit associated with those losses by $75 million. As required under the AETR methodology, this adjustment was recorded in the third quarter and is included in adjusted income tax expense of $84 million. Excluding this adjustment, adjusted income tax expense would have been $9 million and adjusted earnings per share would have been $0.36 for the quarter ended September 30, 2026.
The $75 million adjustment remains reflected in year-to-date adjusted earnings and will be included in the Company's full-year 2026 adjusted earnings results. Because the adjustment relates entirely to the remeasurement of tax benefits associated with first-half losses, management believes excluding it from third-quarter adjusted earnings improves comparability of current-quarter operating performance.

Pretax Income (Loss), Net Income (Loss), and Earnings (Loss) per Share, adjusted
	Three Months Ended September 30,
	2026				2025
(in millions, except per share amounts)	Income Before Income Tax	Income Tax	Net Income (Loss)	Per Share	Income Before Income Tax	Income Tax	Net Income	Per Share
GAAP	$18	$165	$(147)	$(1.32)	$111	$38	$73	$0.62
Adjusted for:
Losses (gains) on foreign debt and other	6				(2)
Special items - operating	25				64
Total adjustments	31	(81)	112	1.01	62	12	50	0.43
Adjusted	$49	$84	$(35)	$(0.31)	$173	$50	$123	$1.05

Impact of cumulative catch-up adjustment related to tax benefits recognized on first-half losses	—	75	(75)	(0.67)
Adjusted, excluding certain tax impacts	$49	$9	$40	$0.36

GAAP pretax margin	0.4%				2.9%
Adjusted pretax margin	1.1%				4.6%

	Nine Months Ended September 30,
	2026				2025
(in millions, except per share amounts)	Loss Before Income Tax	Income Tax	Net Loss	Per Share	Income Before Income Tax	Income Tax	Net Income	Per Share
GAAP	$(513)	$(97)	$(416)	$(3.70)	$116	$37	$79	$0.65
Adjusted for:
Losses (gains) on foreign debt and other	(1)				1
Special items - operating	102				211
Total adjustments	101	14	87	0.77	212	48	164	1.36
Adjusted	$(412)	$(83)	$(329)	$(2.93)	$328	$85	$243	$2.01

GAAP pretax margin	(4.4)%				1.1%
Adjusted pretax margin	(3.5)%				3.1%

CASMex Reconciliation
	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions, except unit metrics)	2026		2025		2026		2025
Total operating expenses	$4,226		$3,618		$12,038		$10,379
Less the following components:
Aircraft fuel	1,214		761		3,315		2,142
Freighter costs	53		47		157		136
Performance-based pay	66		62		158		163
Special items - operating	25		64		102		211
Adjusted operating expenses	$2,868		$2,684		$8,306		$7,727

ASMs	25,031		24,447		70,907		69,724
CASMex	11.46	¢	10.98	¢	11.71	¢	11.08	¢

Adjusted Capital Expenditures Reconciliation
	Nine Months Ended September 30,
(in millions)	2026	2025
Aircraft, aircraft purchase deposits, and other flight equipment	$790	$744
Other property and equipment	175	219
Capital expenditures	965	963
Adjusted for:
Property and equipment acquired through the issuance of debt	72	69
Proceeds from sales of aircraft and other equipment	(10)	(162)
Adjusted capital expenditures	$1,027	$870

Debt-to-capitalization, including leases
(in millions)	September 30, 2026	December 31, 2025
Long-term debt and finance leases, net of current portion	$5,269	$4,834
Operating lease liabilities, net of current portion	1,138	1,141
Short-term EETC debt maturing in 2027	512	—
Adjusted debt, net of current portion(a)	6,919	5,975
Shareholders' equity	3,530	4,118
Total Invested Capital	$10,449	$10,093

Debt-to-capitalization ratio, including leases	66%	59%
(a) For September 30, 2026, the Company is presenting its short-term EETC debt, maturing in the third quarter of 2027, within its debt-to-capitalization ratio. At December 31, 2025, this debt was included within Long-term debt and finance leases, net of current portion.

Adjusted net debt to earnings before interest, taxes, depreciation, amortization, fixed portion of operating lease expense, and special items
(in millions)	September 30, 2026	December 31, 2025
Long-term debt and finance leases	$6,159	$5,555
Operating lease liabilities	1,360	1,338
Adjusted debt	7,519	6,893
Less: Total unrestricted cash and marketable securities	2,231	2,123
Adjusted net debt	$5,288	$4,770

(in millions)	Twelve Months Ended September 30, 2026	Twelve Months Ended December 31, 2025
Operating Income (Loss)(a)	$(290)	$303
Adjusted for:
Special items - operating	141	250
Gains on foreign debt and other	(5)	(3)
Depreciation and amortization	826	795
Fixed portion of operating lease expense	283	279
EBITDAR	$955	$1,624

Adjusted net debt to EBITDAR	5.5x	2.9x
(a)Operating income (loss) can be reconciled using the trailing twelve month operating income as filed quarterly with the SEC.

Note A: Pursuant to Regulation G, we provide reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures. We believe these non-GAAP measures provide meaningful supplemental information to investors for the following reasons:

•Pretax income (loss), net income (loss), and earnings (loss) per share are presented on an adjusted basis. Adjustments are made for special charges that are unusual or nonrecurring in nature, as well as for gains and losses on foreign debt, as these adjustments enhance comparability of our core operations to prior periods and to the rest of the airline industry.

•CASMex is a key measure used by management and the Air Group Board of Directors to evaluate cost performance. It is also commonly used by industry analysts to compare airlines. Because U.S. carriers are generally similarly affected by changes in jet fuel prices over the long run, aircraft fuel costs are excluded to focus on more controllable, company-specific cost drivers. Costs related to freighter aircraft operations, including those incurred under the ATSA with Amazon, are excluded to enhance comparability with carriers that do not operate freighter aircraft. Performance‑Based Pay (PBP) expense is excluded as it is dependent on the Company's achievement of annually established financial and operational goals. Certain special charges are excluded as they are unusual or nonrecurring in nature.

•Adjusted capital expenditures includes certain amounts that are not classified as investing cash outflows within our consolidated statements of cash flows, but are viewed by management and other stakeholders as significant long-term investments in the business. Management believes these adjustments provide a more complete view of capital expenditures during the year.

•Liquidity and leverage measures, including debt-to-capitalization and adjusted net debt to EBITDAR, are presented to provide insight into the Company's financial position and flexibility. In 2026, we made adjustments to the calculation of these metrics to enhance comparability with our peers. The debt-to-capitalization ratio now excludes the current portion of operating and finance lease liabilities, with prior periods recast for consistency. Additionally, EBITDAR was adjusted to reflect the fixed portion of operating leases rather than total aircraft rent to better reflect performance, with prior periods recast accordingly.

GLOSSARY OF TERMS

Adjusted debt - long-term debt, plus operating and finance lease liabilities

Adjusted net debt - long-term debt, plus operating and finance lease liabilities, less unrestricted cash and marketable securities

Adjusted net debt to EBITDAR - represents adjusted net debt divided by EBITDAR (trailing twelve months earnings before interest, taxes, depreciation, amortization, fixed portion of operating leases, and special items)

ASMs - available seat miles, or “capacity”; represents total seats available across the fleet multiplied by the number of miles flown

CASMex - operating costs excluding fuel, freighter costs, Performance-Based Pay (PBP), and special items per ASM, or "unit cost"

Debt-to-capitalization ratio - represents adjusted debt, net of current portion, divided by total equity plus adjusted debt, net of current portion

Diluted Earnings per Share - represents earnings per share (EPS) using fully diluted shares outstanding

Diluted Shares - represents the total number of shares that would be outstanding if all possible sources of conversion, such as stock options, were exercised

Freighter Costs - operating expenses directly attributable to the operation of B737 freighter aircraft and A330-300 freighter aircraft exclusively performing cargo missions

Load Factor - RPMs as a percentage of ASMs; represents the number of available seats that were filled with revenue passengers

PRASM - passenger revenue per ASM, or "passenger unit revenue"

RASM - operating revenue per ASMs, or "unit revenue"; operating revenue includes all passenger revenue, freight & mail, loyalty program revenue, and other ancillary revenue; represents the average total revenue for flying one seat one mile

RPMs - revenue passenger miles, or "traffic"; represents the number of seats that were filled with revenue passengers; one passenger traveling one mile is one RPM

Yield - passenger revenue per RPM; represents the average passenger revenue for flying one passenger one mile